                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                Amendment No. 11

                    under the Securities Exchange Act of 1934

                HCW PENSION REAL ESTATE FUND LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            LIMITED PARTNERSHIP UNITS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      NONE
                         -------------------------------
                                 (CUSIP Number)

                               MR. PATRICK J. FOYE
                            EXECUTIVE VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                   2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222
                            TELEPHONE: (303) 757-8081

                                 with a copy to:
                                GREGORY M. CHAIT
                               KATHERINE M. KOOPS
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                   191 PEACHTREE STREET, N.E., SIXTEENTH FLOOR
                           ATLANTA, GEORGIA 30303-1740
                            TELEPHONE: (404) 572-6600
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                               SEPTEMBER 28, 2001
       ------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

CUSIP NO. NOT APPLICABLE              13D                     PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON: AIMCO PROPERTIES, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 84-1275721

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]

                                                                          (b)[X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                         3,485 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                         3,485 UNITS

--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,485 UNITS

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         22.2%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON: AIMCO-GP, INC.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  (ENTITIES
         ONLY):

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]

                                                                          (b)[X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                         3,485 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                         3,485 UNITS

--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,485 UNITS

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         22.2%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------
   1 NAME OF REPORTING PERSON: APARTMENT INVESTMENT AND MANAGEMENT COMPANY I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 84-1259577

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]

                                                                          (b)[X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         MARYLAND
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                         5,303 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                         5,303 UNITS

--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,303 UNITS

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         33.8%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 5 OF 11 PAGES

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   1     NAME OF REPORTING PERSON: INSIGNIA PROPERTIES, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]

                                                                          (b)[X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                         1,816 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                         1,816 UNITS

--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,816 UNITS

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         LESS THAN 11.6%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 6 OF 11 PAGES

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON: AIMCO/IPT, INC.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]

                                                                          (b)[X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                        1,816 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                        1,816 UNITS

--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,816 UNITS

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         LESS THAN 11.6%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 7 OF 11 PAGES

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   1     NAME OF REPORTING PERSON: COOPER RIVER PROPERTIES, L.L.C.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]

                                                                          (b)[X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                         1,741 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                         1,741 UNITS

--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,741 UNITS

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.1%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 8 OF 11 PAGES

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   1     NAME OF REPORTING PERSON: LIQUIDITY ASSISTANCE, L.L.C.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]

                                                                          (b)[X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                         5 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                         5 UNITS

--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5 UNITS

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         LESS THAN 1%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

CUSIP NO. NOT APPLICABLE              13D                     PAGE 9 OF 11 PAGES

         This Amendment No. 11 (this "Amendment") amends the Statement on
Schedule 13D initially filed jointly by Cooper River Properties, L.L.C., Insignia Properties L.P., Insignia Properties Trust and Apartment Investment and Management Company ("AIMCO") on January 25, 1999, as amended by Amendments 1 through 10, which replaced certain parties with the current filers and otherwise amended and updated the reported beneficial ownership of the units of the issuer by the group.

Item 1. Security and Issuer

         The name of the issuer is HCW Pension Real Estate Fund Limited Partnership, a Massachusetts limited partnership (the "Partnership"), and the address of its principal executive offices is Colorado Center, Tower Two, 2000 South Colorado Blvd, Suite 2-1000, Denver, CO 80222. The Partnership's managing general partner is HCW General Partner Ltd., a Texas limited partnership (the "General Partner") whose sole general partner is IH, Inc., a subsidiary of AIMCO. The title of the class of equity securities to which this statement relates is the Partnership's units of limited partnership interest ("Units").

Item 3. Source and Amount of Funds or Other Consideration.

         This Amendment is being filed after the conclusion of the tender offer by AIMCO Properties, L.P., a Delaware limited partnership, to purchase outstanding Units of limited partnership interest of the Partnership, at a price of $82 per unit, subject to the conditions set forth in the Offer to Purchase dated August 29, 2001, and supplement thereto filed as exhibit 7 to the Schedule TO/A filed September 21, 2001.

         At 5:00 p.m. on September 28, 2001, the offer expired pursuant to its terms. A total of 122 Units, representing approximately 0.76% of the outstanding Units, were validly tendered and not withdrawn pursuant to the offer. AIMCO Properties, L.P., has accepted for payment all of those units at a price of $82 per Unit. The Units were purchased with cash on hand.

Item 5. Interest in Securities of the Issuer

         (a) - (b) The information in lines 7 through 11 of each reporting person's cover page is incorporated herein by reference. The number of units directly owned by each reporting person is as follows:

                             Number of Directly             Percentage of Class
Entity or Person             Owned Units                    Represented
-------------------          ------------------             -------------------
AIMCO Properties,L.P.               3,485                              22.2%
AIMCO-GP, Inc.                        -0-                               -0-
AIMCO                                 -0-                               -0-
Insignia Properties, L.P.              72                       Less than 1%
AIMCO/IPT, Inc.                       -0-                               -0-
Cooper River Properties, L.L.C.     1,741                              11.1%
Liquidity Assistance, L.L.C.            5                       Less than 1%

         (c) See Item 3 above regarding transactions in the Units within the past 60 days.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Units beneficially owned by the reporting persons.

         (e) Not Applicable.

CUSIP NO. NOT APPLICABLE              13D                    PAGE 10 OF 11 PAGES

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 5, 2001


                                            AIMCO PROPERTIES, L.P.

                                            By:  AIMCO-GP, INC.
                                                    (General Partner)


                                            By:   /s/ Patrick J. Foye
                                                --------------------------------
                                                   Executive Vice President

                                            AIMCO-GP, INC.


                                            By:   /s/ Patrick J. Foye
                                                --------------------------------
                                                   Executive Vice President

                                            APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY


                                            By:   /s/ Patrick J. Foye
                                                --------------------------------
                                                   Executive Vice President

                                            INSIGNIA PROPERTIES, L.P.


                                            By:   /s/ Patrick J. Foye
                                                --------------------------------
                                                   Executive Vice President

                                            AIMCO/IPT, INC.


                                            By:   /s/ Patrick J. Foye
                                                --------------------------------
                                                   Executive Vice President

CUSIP NO. NOT APPLICABLE              13D                    PAGE 11 OF 11 PAGES


                                            COOPER RIVER PROPERTIES, L.L.C.


                                            By:   /s/ Patrick J. Foye
                                                --------------------------------
                                                   Executive Vice President

                                            LIQUIDITY ASSISTANCE, L.L.C.


                                            By:   /s/ Patrick J. Foye
                                                --------------------------------
                                                   Executive Vice President